SECURITIES AND EXCHANGE COMMISSION
                                            Washington, D.C. 20549

                                                   FORM N-8A

                                         NOTIFICATION OF REGISTRATION
                                     FILED PURSUANT TO SECTION 8(a) OF THE
                                        INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name: Evergreen Fixed Income Trust

Address of Principal Business Office (No. & Street, City,
State, Zip Code):

200 Berkeley Street, Boston, Massachusetts 02116-5034


Telephone Number (including area code):  (617) 338-3200


Name and address of agent for service of process:

The Corporation Trust Company

1209 Orange Street, Wilmington, Delaware 19801




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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES     X                 NO



                                                  SIGNATURES



         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 6th day of October, 1997.





                                              EVERGREEN FIXED INCOME TRUST


                                              By:      /s/John J. Pileggi
                                                       ------------------
                                                       John J. Pileggi
                                                       President





Attest:           /s/George O. Martinez
                  ---------------------
                  George O. Martinez
                  Secretary




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